Exhibit 10.2

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into effective as of December 31, 2021, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A.          Borrower and Lender are parties to a certain Loan and Security Agreement dated as of June 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Loan Agreement.

B.           Borrower has requested that Lender amend and modify certain terms and provisions of the Loan Agreement.

C.           Lender has agreed to so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises herein set forth and for other good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Recitals. Borrower and Lender agree that the Recitals set forth above are true and correct.

2.           Deleted Definitions: The following definitions are hereby deleted in their entirety from Section 1.1 of the Loan Agreement: “FRBNY”, “LIBOR”, “LIBOR Loan”, “LIBOR Replacement Date”, “LIBOR Revolver Loan”, “LIBOR Screen Rate”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes”, “LIBOR Term Loan”, “Pre-Adjustment Successor Rate”, “Related Adjustment”, “Relevant Governmental Body”, “Scheduled Unavailability Date”, “SOFR”, and “Term SOFR”.

3.            New and Restated Definitions. The following definitions are hereby added in alphabetical order to, or amended and restated in, as appropriate, Section 1.1 of the Loan Agreement:

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the immediately preceding Fiscal Quarter:

Level	Average Daily Availability	Base Rate Revolver Loans	BSBY Revolver Loans	Base Rate Term Loans	BSBY Term Loans
I	> $6,400,000	0.75%	1.75%	1.00%	2.00%
II	< $6,400,000	1.00%	2.00%	1.25%	2.25%

Beginning on the Sixth Amendment Effective Date and continuing through March 31, 2022, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease by Lender on the first day of the calendar month following each Fiscal Quarter end based on average daily Availability for the immediately preceding Fiscal Quarter. If Lender is unable to calculate average daily Availability for a Fiscal Quarter due to Borrower’s failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Lender, margins shall be determined as if Level II were applicable until the first day of the calendar month following Lender’s receipt of such Borrowing Base Certificate.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) BSBY Rate for a 30 day interest period as determined on such day, plus 1.00%.

Borrowing Base: on any date of determination, an amount equal to the lesser of: (a) the Revolver Commitment, minus the Availability Reserve; or (b) the sum of: (i) 85% of the Value of Eligible Accounts; plus (ii) 80% of the Value of Eligible Foreign Accounts; plus (iii) the lesser of (A) 70% of the Value of Eligible Inventory, or (B) 85% of the NOLV Percentage of the Value of Eligible Inventory; plus (iv) the lesser of (A) 20% of the Eligible WIP Inventory, or (B) 85% of the NOLV Percentage of the Value of Eligible WIP Inventory, or (C) $1,500,000, minus (v) the Availability Reserve. Availability included in the Borrowing Base resulting from the proviso in clause (g) of the definition of “Eligible Accounts” shall not exceed $1,500,000 in the aggregate at any time.

BSBY Loan: each set of BSBY Revolver Loans or BSBY Term Loans having a common length and commencement of Interest Period.

BSBY Rate: a fluctuating rate of interest that will be adjusted on each banking day to equal the BSBY Screen Rate for U.S. Dollar deposits two Business Days prior to the date of determination for a one month term beginning on that date; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first Business Day immediately prior thereto. If at any time the BSBY Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

BSBY Revolver Loan: a Revolver Loan that bears interest based on the BSBY Rate.

BSBY Screen Rate: the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

BSBY Term Loan: a Term Loan that bears interest based on the BSBY Rate.

Business Day: is a day other than a Saturday or a Sunday on which banks are open for business in the State of New York.

Eligible WIP Inventory: all Inventory owned by Borrower which is Eligible Inventory in all respects except that such Inventory is work-in-process Inventory.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as BSBY Loans, in form satisfactory to Lender.

Revolver Termination Date: June 15, 2026.

Sixth Amendment Effective Date: means December 31, 2021.

4.            Rates and Payment of Interest. Paragraph (a) of Section 3.1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)         The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a BSBY Loan, at the BSBY Rate for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Revolver Loans.

5.            Application of BSBY to Outstanding Loans. Section 3.1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.1.2 Application of BSBY to Outstanding Loans.

(a)         Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any BSBY Loan at the end of its Interest Period as, a BSBY Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a BSBY Loan.

(b)         Whenever Borrower desires to convert or continue Loans as BSBY Loans, Borrower shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any BSBY Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into Base Rate Loans. Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining the BSBY Rate or with respect to any alternate or replacement for or successor to any such rate, or the effect of any of the foregoing.

6.            Interest Periods. Section 3.1.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any BSBY Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 90 or 180 days (if available from Lender); provided, however, that:

(a)         the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a BSBY Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)         if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)         no Interest Period shall extend beyond the Revolver Termination Date; and no Interest Period for a BSBY Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the Term Loan.

7.            Successor Rate. Section 3.1.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.1.4 Successor Rate. If the BSBY Rate (the “Rate”) is not available at such time for any reason or the Lender makes the determination to incorporate or adopt a new interest rate to replace the Rate in credit agreements, then the Lender may replace the Rate with an alternate interest rate and adjustment, if applicable, as reasonably selected by the Lender, giving due consideration to any evolving or then existing conventions for such interest rate and adjustment (any such successor interest rate, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Lender will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

8.            Illegality. Section 3.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “3.5 [RESERVED].”

9.            Inability to Determine Rates. SECTION 3.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “3.6 [RESERVED].”

10.          Increased Costs; Capital Adequacy. Paragraph (a) of Section 3.7.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)         impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the BSBY Rate);

11.          Reserves. Section 3.7.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “3.7.3 [RESERVED].”

12.          Funding Losses. Section 3.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of, a BSBY Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a BSBY Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a BSBY Loan when required hereunder, then Borrower shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match fundings.

13.          BSBY Loans. The following new Section 3.11 is hereby added to the end of SECTION 3 of the Loan Agreement:

3.11 BSBY Loans. Each BSBY Loan shall be subject to the following terms and requirements:

(a) the Lender will have no obligation to accept an election for a BSBY Loan if any of the following described events has occurred and is continuing: (i) the BSBY Rate does not accurately reflect the cost of such BSBY Loan, or (ii) adequate and reasonable means do not exist for determining the BSBY Rate for any requested interest period;

(b) Each prepayment of a BSBY Loan, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be in an amount sufficient to compensate the Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such BSBY Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

14.          Notice of Borrowing. Paragraph (a) of Section 4.1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a) Whenever Borrower desires funding of a Revolver Loan, Borrower shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a BSBY Loan. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or BSBY Loan, and (D) in the case of a BSBY Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

15.          Number and Amount of BSBY Loans; Determination of Rate. Section 4.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

4.2 Number and Amount of BSBY Loans; Determination of Rate. Each Borrowing of BSBY Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof. No more than four Borrowings of BSBY Loans may be outstanding at any time, and all BSBY Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining BSBY for any Interest Period requested by Borrower, Lender shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

16.          General Payment Provisions. Section 5.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a BSBY Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrower agrees that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to BSBY Loans.

17.          Payments – Erroneous Application. The following new Section 5.10 is hereby added to the end of SECTION 5 of the Loan Agreement:

5.10 Payments – Erroneous Application. Lender shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by Lender, the Lender agrees to return it).

18.          LC Facility Fees. The reference to the phrase “LIBOR Revolving Loans” in paragraph (b) of Exhibit D to the Loan Agreement is hereby deleted in entirety and replaced with the phrase “BSBY Revolving Loans”.

19.          Conditions Precedent. This Amendment shall become effective upon delivery to Lender of the following, each in form and substance acceptable to Lender:

a.    this Amendment, duly executed by Borrower and Lender;

b.    payment of an amendment fee to Lender in the amount of $32,000; and

c.    such other documents, instruments and agreements as Lender may reasonably require.

20.        Representations; No Default. Borrower represents and warrants that: (a) Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute a Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which Borrower is a party or a signatory, or any provision of Borrower’s Articles of Incorporation or By-Laws or, to the best of Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to Borrower or any of its property except, if any, in favor of Lender, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by Borrower of this Amendment or other agreements and documents executed and delivered by Borrower in connection herewith or the performance of obligations of Borrower herein described, except for those which Borrower has obtained or provided and as to which Borrower has delivered certified copies of documents evidencing each such action to Lender, (d) no events have taken place and no circumstances exist at the date hereof which would give Borrower grounds to assert a defense, offset or counterclaim to the obligations of Borrower under the Loan Agreement or any of the other Loan Documents, (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which Borrower may have or claim to have against Lender, which might arise out of or be connected with any act of commission or omission of Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any promissory note executed by Borrower in favor of Lender, (f) the representations and warranties of Borrower contained in the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (g) no Default or Event of Default has occurred and is continuing under the Loan Agreement.

21.         Affirmation, Further References. Lender and Borrower each acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

22.         Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

23.          Successors. This Amendment shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and to the respective successors and assigns of Lender.

24.        Costs and Expenses. Borrower agrees to reimburse Lender, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for Lender) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of Borrower under this Amendment, and to pay and save Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

25.         Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

26.         Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

27.          Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

28.       Release of Rights and Claims. Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Lender and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Lender prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which Borrower may have against Lender.

29.          No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, Lender’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

BORROWER:	NORTECH SYSTEMS INCORPORATED

	By:	/s/ Alan Nordstrom
	Name:	Alan Nordstrom
	Title:	Corporate Controller

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Brian Conole
	Name:	Brian Conole
	Title:	Senior Vice President

Sixth Amendment to Loan and Security Agreement